CERTIFICATE OF TRUST
                                       OF
                              WILLAMETTE CAPITAL II



                  This Certificate of Trust is being duly executed as of July 30, 1997, for the purpose of organizing a business trust pursuant to the Delaware Business Trust Act, 12 Del. C. Section 3801 et seq. (the "Act").

                  The undersigned hereby certify as follows:

                  1. NAME. The name of the business trust is "Willamette Capital II" (the "Trust").

                  2. DELAWARE TRUSTEE. The name and business address of the Delaware resident trustee of the trust meeting the requirements of Section 3807 of the Act are as follows:

                  Chase Manhattan Bank Delaware
                  1201 North Market Street
                  Wilmington, Delaware  19801

                  3.       EFFECTIVE.   This   Certificate  of  Trust  shall  be
effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

                  4.       COUNTERPARTS.   This  Certificate  of  Trust  may  be
executed in one or more counterparts.

                  IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have duly executed this Certificate of Trust as of the day and year first above written.


                                            CHASE MANHATTAN BANK DELAWARE, as
                                            Delaware Trustee


                                            By /s/ John J. Cashin
                                               Name:       John J. Cashin
                                               Title:      Vice President



                                            /s/ G. W. Hawley
                                            G. W. Hawley, as Trustee



                                            /s/ Donald C. Atkinson
                                            Donald C. Atkinson, as Trustee


Exhibit 3.6 - Page 1 of 1